Exhibit 99.1

VICI PROPERTIES INC. ANNOUNCES SECOND QUARTER 2019 RESULTS
– Reports Second Quarter Net Income of $0.37 per Diluted Share –
– Updates Guidance for Full Year 2019 –

NEW YORK, NY – July 31, 2019 – VICI Properties Inc. (NYSE: VICI) (“VICI Properties” or the “Company”), an experiential real estate investment trust, today reported results for the quarter ended June 30, 2019.
Second Quarter 2019 Financial Results Summary

•
Total revenues were $220.7 million for the quarter ended June 30, 2019, compared to $221.0 million for the quarter ended June 30, 2018. The quarter ended June 30, 2018 included $18.9 million associated with tenant reimbursement of property taxes no longer recorded as revenue[1]. Excluding the impact of tenant reimbursement of property taxes, total revenues for the quarter ended June 30, 2019 increased 9.3% compared to the quarter ended June 30, 2018.

•	Leasing revenues were $212.5 million for the quarter ended June 30, 2019, representing a 9.2% increase compared to $194.5 million for the quarter ended June 30, 2018.

•
Net income attributable to common stockholders was $152.0 million, or $0.37 per diluted share, for the quarter ended June 30, 2019, compared to $139.0 million, or $0.38 per diluted share, for the quarter ended June 30, 2018.

•
NAREIT-defined Funds From Operations (“FFO”) attributable to common stockholders was $152.0 million, or $0.37 per diluted share, for the quarter ended June 30, 2019, compared to $139.0 million, or $0.38 per diluted share, for the quarter ended June 30, 2018.

•
Adjusted Funds From Operations (“AFFO”) attributable to common stockholders was $156.8 million, or $0.38 per diluted share, for the quarter ended June 30, 2019, compared to $128.8 million, or $0.35 per diluted share for the quarter ended June 30, 2018.

Second Quarter 2019 Acquisitions and Portfolio Activity
On April 5, 2019, we entered into definitive agreements to acquire the land and real estate assets of JACK Cincinnati Casino (“JACK Cincinnati Casino”), located in Cincinnati, Ohio from affiliates of JACK Entertainment LLC, for approximately $558.3 million, and a subsidiary of Hard Rock International (“Hard Rock”) has agreed to acquire the operating assets of the JACK Cincinnati Casino for $186.5 million (together, the “JACK Cincinnati Acquisition”). Simultaneous with the closing of the JACK Cincinnati Acquisition, we will enter into a triple-net lease agreement for the JACK Cincinnati Casino with a subsidiary of Hard Rock. The lease will have an initial total annual rent of $42.75 million, for an implied capitalization rate of 7.7%, and an initial term of 15 years, with four five-year tenant renewal options. The tenant’s obligations under the lease will be guaranteed by Seminole Hard Rock Entertainment, Inc. The transaction is subject to regulatory approvals and customary closing conditions and is expected to close by the end of 2019.
On May 23, 2019, we completed the previously announced transaction to acquire from affiliates of JACK Entertainment LLC all of the land and real estate assets associated with Greektown Hotel Casino (“Greektown”), for $700.0 million in cash, and an affiliate of Penn National Gaming, Inc. (NASDAQ: PENN) (“Penn National”) acquired the operating assets of Greektown for $300.0 million in cash (together, the “Greektown Acquisition”). Simultaneous with the closing of the Greektown Acquisition, we entered into a triple-net lease agreement for Greektown with a subsidiary of Penn National. The lease has an initial total annual rent of $55.6 million, for an implied capitalization rate of 7.9%, and an initial term of 15 years, with four five-year tenant renewal options. The tenant’s obligations under the lease are guaranteed by Penn National and certain of its subsidiaries.
___________________________
1 Upon the adoption of ASC 842 on January 1, 2019, we ceased recording tenant reimbursement of property taxes as these taxes are paid directly by our tenants to the applicable government entity.

On June 17, 2019, we entered into definitive agreements to acquire the land and real estate assets of  (i) Mountaineer Casino, Racetrack & Resort located in New Cumberland, West Virginia, (ii) Lady Luck Casino Caruthersville located in Caruthersville, Missouri and (iii) Isle Casino Cape Girardeau located in Cape Girardeau, Missouri (the “Century Portfolio”) from affiliates of Eldorado Resorts, Inc. (NASDAQ: ERI) (“Eldorado”), for approximately $277.8 million, and a subsidiary of Century Casinos, Inc. (NASDAQ: CNTY) (“Century Casinos”) has agreed to acquire the operating assets of the Century Portfolio for approximately $107.2 million (together, the “Century Portfolio Acquisition”). Simultaneous with the closing of the Century Portfolio Acquisition, we will enter into a master triple-net lease agreement for the Century Portfolio with a subsidiary of Century Casinos. The master lease will have an aggregate initial total annual rent of $25.0 million, for an implied capitalization rate of 9.0%, and an initial term of 15 years, with four five-year tenant renewal options. The tenants’ obligations under the lease will be guaranteed by Century Casinos. The transaction is subject to regulatory approvals and customary closing conditions and is expected to close in early 2020.
On June 24, 2019, we entered into a master transaction agreement (the “Master Transaction Agreement” or “MTA”) with Eldorado in connection with Eldorado’s proposed business combination with Caesars Entertainment Corporation (NASDAQ: CZR) (“Caesars”). Per the terms of the Master Transaction Agreement, we will enter into agreements to acquire the land and real estate assets associated with Harrah’s New Orleans, Harrah’s Laughlin, and Harrah’s Atlantic City and modify certain provisions of the existing Caesars lease agreements for total consideration of approximately $3.2 billion in cash (collectively, the “Eldorado Transaction”). A summary of the key transactions contemplated by the Master Transaction Agreement are as follows:

•
We will acquire all of the land and real estate assets associated with Harrah’s New Orleans, Harrah’s Laughlin, and Harrah’s Atlantic City (collectively, the “Properties”) for an aggregate purchase price of approximately $1.8 billion. Simultaneous with the closing of the acquisition of each Property, each applicable Property will be added to the Non-CPLV Master Lease Agreement. The Non-CPLV annual rent will increase at closing of the Property acquisitions by $154.0 million, for an implied capitalization rate of 8.5%;

•
In consideration of approximately $1.2 billion and $214.0 million, the rent under the CPLV Lease Agreement and the HLV Lease Agreement will increase by $83.5 million and $15.0 million, respectively, for implied capitalization rates of 7.0%. The CPLV Lease Agreement and HLV Lease Agreement will be amended and combined into a single master lease agreement (the “Las Vegas Master Lease”). The Las Vegas Master Lease will operate under the existing CPLV Lease Agreement terms, subject to the additional lease modifications described below;

•
All rent coverage floors under the existing Caesars leases (as amended to reflect the inclusion of the Properties into the Non-CPLV Master Lease Agreement and the creation of the Las Vegas Master Lease) will be eliminated;

•	All existing Caesars leases will be modified to reflect a uniform parent guarantee from the newly combined entity, which will retain the Caesars name;

•	All existing Caesars leases will be extended such that, upon the closing of the Eldorado/Caesars combination, a full 15-year lease term will remain prior to expiration of the initial lease term;

•
We and Eldorado will enter into a put-call agreement, whereby the Company has a call right to acquire, and Eldorado has a put right to require that the Company acquire, the land and real estate assets associated with Harrah’s Hoosier Park and Indiana Grand (together, the “Centaur Assets”). The purchase price related to the put option from Eldorado would be an 8.0% capitalization rate (or 12.5x the initial annual rent). The purchase price related to the call option would be a

7.7% capitalization rate (or 13.0x the initial annual rent). The initial annual rent for the Centaur Assets would be the amount that causes the ratio of EBITDAR of the property to the initial property lease rent to equal 1.3x. The put-call agreement may be exercised by either party between January 1, 2022 and December 31, 2024;

•
We will be granted rights of first refusal for whole asset sale or sale-leaseback transactions on two Las Vegas Strip properties, and a right of first refusal for a sale-leaseback transaction on Horseshoe Casino Baltimore. The first Las Vegas property will be selected among: Bally’s Las Vegas, Flamingo Las Vegas, Paris Las Vegas and Planet Hollywood Resort & Casino, with the second property to be one of the previous four plus the LINQ Hotel & Casino.

•
We will either obtain the consent of the debt holders under the existing CMBS mortgage loan on Caesars Palace Las Vegas (the "CPLV CMBS Debt") that is required in connection with the Eldorado Transaction or cause the CPLV CMBS Debt to be repaid in full prior to closing of the Eldorado/Caesars combination. Eldorado has agreed to reimburse us for 50% of out-of-pocket costs in connection with obtaining the consent or refinancing the CPLV CMBS Debt, including any prepayment penalties should the lender not consent and we have to refinance the debt (which reimbursement obligations exist regardless of whether the Eldorado/Caesars combination is consummated).

The Eldorado Transaction will result in aggregate incremental annual rent of $252.5 million, for an implied capitalization rate of 7.9%, and is subject to the closing of the Eldorado/Caesars combination. The Eldorado Transaction and the Eldorado/Caesars combination are both subject to regulatory approvals and customary closing conditions. Eldorado has publicly disclosed that it expects the combination to close in the first half of 2020.
We can provide no assurances that the JACK Cincinnati Acquisition, the Century Portfolio Acquisition, or the Eldorado Transaction will be consummated on the terms or timeframe described herein, or at all.

Second Quarter 2019 Capital Markets Activity
On May 15, 2019, we amended our revolving credit facility (the “Revolving Credit Facility”) to, among other things, increase borrowing capacity by $600 million to a total of $1.0 billion, and extended the maturity date with a new five-year term to May 2024. Borrowings under the Revolving Credit Facility will bear interest at a rate based on a leverage-based pricing grid with a range of 175 to 200 basis points over LIBOR (London Interbank Offered Rate), depending on the applicable total net debt to adjusted total assets ratio. This Revolving Credit Facility replaces the Company’s previous revolving credit facility, which had a total borrowing capacity of $400 million, a maturity date in December 2022, and under which borrowings bore interest at 200 basis points over LIBOR. The Company currently has no outstanding balance on the Revolving Credit Facility.
On June 24, 2019, in connection with the Eldorado Transaction, we entered into a commitment letter (the “Commitment Letter”) with Deutsche Bank Securities Inc. and Deutsche Bank AG Cayman Islands Branch (together, the “Bridge Lender”), pursuant to which and subject to the terms and conditions set forth therein, the Bridge Lender has agreed to provide (i) a 364-day first lien secured bridge facility of up to $3.3 billion in the aggregate (the “Eldorado Senior Bridge Facility”) and (ii) a 364-day second lien secured bridge facility of up to $1.5 billion in the aggregate (the “Eldorado Junior Bridge Facility,” and, together with the Eldorado Senior Bridge Facility, the “Bridge Facilities”), for the purpose of providing a portion of the financing necessary to fund the consideration to be paid pursuant to the terms of the Eldorado Transaction documents and related fees and expenses. We currently intend to incur additional long-term senior secured term loans and/or opportunistically access the debt capital markets to fund a portion of the cash consideration for the Eldorado Transaction, but, absent such a long-term debt financing, we expect to draw on the Bridge Facilities in connection with the closing of the Eldorado Transaction to fund a portion of the cash consideration, and, in the future, raise long-term debt financing to refinance such amounts borrowed under the Bridge Facilities, subject to market and other conditions.
On June 28, 2019, we completed a primary follow-on offering of (i) 50,000,000 shares of common stock (including 15,000,000 shares sold pursuant to the exercise in full of the underwriters’ option to purchase additional common stock) at an offering price of $21.50 per share for an aggregate offering value of $1.1 billion, resulting in net proceeds, after the deduction of the underwriting discount and expenses, of $1.0 billion and (ii) 65,000,000 common shares that are subject to forward sale agreements to be settled within 15 months. We intend to use the net proceeds from the offering and any proceeds that we may receive upon settlement of the forward sale agreements to fund a portion of the purchase price for the JACK Cincinnati Acquisition, the Century Portfolio Acquisition, the Eldorado Transaction and for general business purposes.
“The second quarter demonstrates our relentless focus on building a best-in-class REIT and creating long-term value for our shareholders through our significant acquisition and capital markets activities,” said Edward Pitoniak, Chief Executive Officer of VICI Properties. “During the quarter, we announced over $4 billion in acquisitions, entered new partnerships with Hard Rock, Century Casinos, and Eldorado Resorts, and formally expanded our relationship with Penn National by closing on the previously announced Greektown Acquisition. On a combined basis, upon closing, the transactions we announced in the quarter will grow our run-rate annual rent nearly 40% and double our number of tenants. Additionally, the nearly $2.5 billion of equity we raised through our follow-on and forward equity offering solidifies our balance sheet, eliminating equity market risk, and we believe we remain well positioned with significant liquidity and access to capital to keep growing our portfolio and driving shareholder value.”
Balance Sheet and Capital Markets Activity
As of June 30, 2019, the Company had $4.1 billion in total debt and approximately $2.3 billion in liquidity comprised of $1.2 billion in cash and cash equivalents, $97.6 million of short-term investments and $1.0 billion of availability under the Revolving Credit Facility (subject to compliance with the financial covenants of the facility). The Company’s outstanding indebtedness as of June 30, 2019 was as follows:

($ in millions)	June 30, 2019
Revolving Credit Facility	$—
Term Loan B Facility	2,100.0
CPLV CMBS Debt	1,550.0
Second Lien Notes	498.5
Total debt outstanding, face value	$4,148.5
Cash and cash equivalents	$1,205.3
Short-term investments	$97.6
Net Debt	$2,845.6

Dividends
On June 13, 2019, the Company declared a cash dividend of $0.2875 per share of common stock for the period from April 1, 2019 to June 30, 2019, based on an annual distribution rate of $1.15 per share. The dividend was paid on July 12, 2019 to stockholders of record as of the close of business on June 28, 2019.
2019 Guidance
The Company is providing its estimated net income, FFO and AFFO guidance on an aggregate basis and updating per share guidance for the full year 2019 to reflect the closing of the Greektown Acquisition on May 23, 2019 as well as all capital markets activities completed in the second quarter, including the issuance of 50,000,000 shares of common stock and an estimated impact of potential dilution resulting from the forward sale agreements during the period of time prior to settlement. The Company estimates that net income attributable to common stockholders for the year ending December 31, 2019 will be between $605.0 million and $615.0 million, or between $1.38 and $1.40 per diluted share. The Company estimates AFFO for the year ending December 31, 2019 will be between $635.0 million and $645.0 million, or between $1.45 and $1.47 per diluted share. These per share estimates reflect the dilutive impact of the additional 50,000,000 shares of common stock issued on June 28, 2019, as well as an estimated impact of potential dilution resulting from the forward sale agreements during the period of time prior to settlement.
The following is a summary of the Company’s full-year 2019 guidance:
These estimates do not include the impact on operating results from currently pending transactions (including the JACK Cincinnati Acquisition, the Century Portfolio Acquisition and the Eldorado Transaction), the sale of common shares subject to the forward sale agreement entered into with the forward purchasers in June 2019 or possible future acquisitions or dispositions, capital markets activity, or other non-recurring transactions.

2019 Aggregate Guidance: Net Income, FFO & AFFO ($ in millions)
	Updated Guidance		Prior Guidance
For the Year Ending December 31, 2019:	Low	High	Low	High
Estimated net income attributable to common stockholders	$605.0	$615.0	$590.0	$605.0
Estimated real estate depreciation	—	—	—	—
Estimated Funds From Operations (FFO)	$605.0	$615.0	590.0	605.0
Estimated direct financing and sales-type lease adjustments	(6.5)	(6.5)	(8.0)	(8.0)
Estimated transaction and acquisition expenses, non-cash stock-based compensation, amortization of debt issuance costs and OID, other non-cash interest expense, non-real estate depreciation, capital expenditures, impairment charges and gains or losses on debt extinguishments	36.5	36.5	18.0	18.0
Estimated Adjusted Funds From Operations (AFFO)	$635.0	$645.0	$600.0	$615.0

2019 Per Share Guidance: Net Income, FFO & AFFO
	Updated Guidance		Prior Guidance
For the Year Ending December 31, 2019:	Low	High	Low	High
Estimated net income attributable to common stockholders per diluted share	$1.38	$1.40	$1.45	$1.48
Estimated real estate depreciation per diluted share	—	—	—	—
Estimated Funds From Operations (FFO) per diluted share	$1.38	$1.40	$1.45	$1.48
Estimated direct financing and sales-type lease adjustments per diluted share	(0.01)	(0.01)	(0.02)	(0.02)
Estimated transaction and acquisition expenses, non-cash stock-based compensation, amortization of debt issuance costs and OID, other non-cash interest expense, non-real estate depreciation, capital expenditures, impairment charges and gains or losses on debt extinguishments, per diluted share	0.08	0.08	0.04	0.04
Estimated Adjusted Funds From Operations (AFFO) per diluted share	$1.45	$1.47	$1.47	$1.50
Estimated Weighted Average Share Count at Year End (in millions)	438.0	438.0	409.4	409.4

The estimates set forth above reflect management’s view of current and future market conditions, including assumptions with respect to the earnings impact of the events referenced in this release and otherwise to be referenced during the conference call referred to below. The estimates set forth above may be subject to fluctuations as a result of several factors and there can be no assurance that the Company’s actual results will not differ materially from the estimates set forth above.
Supplemental Information
In addition to this release, the Company has furnished Supplemental Financial Information, which is available on our website in the "Investors" section, under the menu heading "Financials." This additional information is being provided as a supplement to the information in this release and our other filings with the SEC. The Company has no obligation to update any of the guidance or other information provided to conform to actual results or changes in the Company’s portfolio, capital structure or future expectations.
Conference Call and Webcast
The Company will host a conference call and audio webcast on Thursday, August 1, 2019 at 10:00 a.m. Eastern Time (ET). The conference call can be accessed by dialing 833-227-5837 (domestic) or 647-689-4064 (international). An audio replay of the conference call will be available from 1:00 p.m. ET on August 1, 2019 until midnight ET on August 8, 2019 and can be accessed by dialing 800-585-8367 (domestic) or 416-621-4642 (international) and entering the passcode 5449747.
A live audio webcast of the conference call will be available through the “Investors” section of the Company’s website, www.viciproperties.com, on August 1, 2019, beginning at 10:00 a.m. ET. A replay of the webcast will be available shortly after the call on the Company’s website and will continue for one year.

About VICI Properties
VICI Properties is an experiential real estate investment trust that owns one of the largest portfolios of market-leading gaming, hospitality and entertainment destinations, including the world-renowned Caesars Palace. VICI Properties’ national, geographically diverse portfolio consists of 23 gaming facilities comprising over 40 million square feet and features approximately 15,200 hotel rooms and more than 150 restaurants, bars and nightclubs. Its properties are leased to industry leading gaming and hospitality operators, including Caesars Entertainment Corporation and Penn National Gaming, Inc. VICI Properties also owns four championship golf courses and 34 acres of undeveloped land adjacent to the Las Vegas Strip. VICI Properties’ strategy is to create the nation’s highest quality and most productive experiential real estate portfolio. For additional information, please visit www.viciproperties.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws. You can identify these statements by our use of the words “assumes,” “believes,” “estimates,” “expects,” “guidance,” “intends,” “plans,” “projects,” and similar expressions that do not relate to historical matters. All statements other than statements of historical fact are forward-looking statements. You should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks, uncertainties, and other factors which are, in some cases, beyond the Company’s control and could materially affect actual results, performance, or achievements. Among those risks, uncertainties and other factors are risks that the Company may not achieve the benefits contemplated by the acquisition of the real estate assets; risks that not all potential risks and liabilities have been identified in the Company’s due diligence; risks regarding the ability to receive, or delays in obtaining, the governmental and regulatory approvals and consents required to consummate our pending acquisitions, or other delays or impediments to completing our pending acquisitions; our ability to obtain the financing necessary to complete our pending acquisitions on the terms we currently expect or at all; the possibility that our pending acquisitions may not be completed or that completion may be unduly delayed; and the effects of our recently completed acquisitions and the pending acquisitions on us, including the post-acquisition impact on our financial condition, financial and operating results, cash flows, strategy and plans. Although the Company believes that in making such forward-looking statements its expectations are based upon reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. The Company cannot assure you that the assumptions upon which these statements are based will prove to have been correct. Additional important factors that may affect the Company’s business, results of operations and financial position are described from time to time in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, Quarterly Reports on Form 10-Q and the Company’s other filings with the Securities and Exchange Commission. The Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as may be required by applicable law.

Non-GAAP Financial Measures
This press release presents Funds From Operations (“FFO”), FFO per share, Adjusted Funds From Operations (“AFFO”), AFFO per share and Adjusted EBITDA, which are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). These are non-GAAP financial measures and should not be construed as alternatives to net income or as an indicator of operating performance (as determined in accordance with GAAP). We believe FFO, FFO per share, AFFO, AFFO per share and Adjusted EBITDA provide a meaningful perspective of the underlying operating performance of our business.
FFO is a non-GAAP financial measure that is considered a supplemental measure for the real estate industry and a supplement to GAAP measures. Consistent with the definition used by The National Association of Real Estate Investment Trusts (“NAREIT”), we define FFO as net income (or loss) (computed in accordance with GAAP) excluding (i) gains (or losses) from sales of certain real estate assets, (ii) depreciation and amortization related to real estate, (iii) gains and losses from change in control and (iv) impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity.
AFFO is a non-GAAP financial measure that we use as a supplemental operating measure to evaluate our performance. We calculate AFFO by adding or subtracting from FFO direct financing and sales-type lease adjustments, transaction costs incurred in connection with the acquisition of real estate investments, non-cash stock-based compensation expense, amortization of debt issuance costs and original issue discount, other non-cash interest expense, non-real estate depreciation (which is comprised of the depreciation related to our golf course operations), capital expenditures (which are comprised of additions to property, plant and equipment related to our golf course operations), impairment charges related to non-depreciable real estate and gains (or losses) on debt extinguishment.
We calculate Adjusted EBITDA by adding or subtracting from AFFO interest expense and interest income (collectively, interest expense, net) and income tax expense.
These non-GAAP financial measures: (i) do not represent cash flow from operations as defined by GAAP; (ii) should not be considered as an alternative to net income as a measure of operating performance or to cash flows from operating, investing and financing activities; and (iii) are not alternatives to cash flow as a measure of liquidity.  In addition, these measures should not be viewed as measures of liquidity, nor do they measure our ability to fund all of our cash needs, including our ability to make cash distributions to our stockholders, to fund capital improvements, or to make interest payments on our indebtedness. Investors are also cautioned that FFO, FFO per share, AFFO, AFFO per share and Adjusted EBITDA, as presented, may not be comparable to similarly titled measures reported by other real estate companies, including REITs, due to the fact that not all real estate companies use the same definitions. Our presentation of these measures does not replace the presentation of our financial results in accordance with GAAP.
Reconciliations of net income to FFO, FFO per share, AFFO, AFFO per share and Adjusted EBITDA are included in this release.

VICI Properties Inc.
Consolidated Balance Sheets
(In thousands, except share and per share data)

	June 30, 2019	December 31, 2018
Assets
Real estate portfolio:
Investments in direct financing and sales-type leases, net	$9,897,031	$8,916,047
Investments in operating leases	1,086,658	1,086,658
Land	94,711	95,789
Cash and cash equivalents	1,205,335	577,883
Restricted cash	28,217	20,564
Short-term investments	97,586	520,877
Other assets	112,508	115,550
Total assets	$12,522,046	$11,333,368

Liabilities
Debt, net	$4,124,448	$4,122,264
Accrued interest	13,965	14,184
Deferred financing liability	73,600	73,600
Deferred revenue	5	43,605
Dividends payable	132,441	116,287
Other liabilities	105,164	62,406
Total liabilities	4,449,623	4,432,346

Stockholders’ equity
Common stock	4,610	4,047
Preferred stock	—	—
Additional paid in capital	7,814,829	6,648,430
Accumulated other comprehensive income	(70,003)	(22,124)
Retained earnings	239,301	187,096
Total VICI stockholders’ equity	7,988,737	6,817,449
Non-controlling interests	83,686	83,573
Total stockholders’ equity	8,072,423	6,901,022
Total liabilities and stockholders’ equity	$12,522,046	$11,333,368

VICI Properties Inc.
Consolidated Statement of Operations and Comprehensive Income
(In thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenues
Income from direct financing and sales-type leases	$201,549	$182,319	$397,299	$364,355
Income from operating leases	10,914	12,209	21,827	24,418
Tenant reimbursement of property taxes	—	18,932	—	36,175
Golf operations	8,283	7,515	15,622	14,303
Revenues	220,746	220,975	434,748	439,251

Operating expenses
General and administrative	6,518	7,160	12,743	14,468
Depreciation	1,018	922	1,948	1,828
Property taxes	—	18,932	—	36,175
Golf operations	4,848	4,513	8,940	8,608
Transaction and acquisition expenses	2,867	—	3,756	—
Total operating expenses	15,251	31,527	27,387	61,079
Operating income	205,495	189,448	407,361	378,172

Interest expense	(54,819)	(51,440)	(108,405)	(104,314)
Interest income	4,004	3,799	9,171	5,477
Loss from extinguishment of debt	—	—	—	(23,040)
Income before income taxes	154,680	141,807	308,127	256,295
Income tax expense	(553)	(448)	(1,074)	(832)
Net income	154,127	141,359	$307,053	$255,463
Less: Net income attributable to non-controlling interests	(2,078)	(2,315)	(4,155)	(4,297)
Net income attributable to common stockholders	$152,049	$139,044	$302,898	$251,166

Net income per common share
Basic	$0.37	$0.38	$0.74	$0.70
Diluted	$0.37	$0.38	$0.74	$0.70

Weighted average number of common shares outstanding
Basic	412,309,577	369,932,843	409,040,025	356,454,441
Diluted	412,821,400	369,991,738	409,473,202	356,491,047

VICI Properties Inc.
Reconciliation of Net Income to FFO, FFO per Share, AFFO, AFFO per Share and Adjusted EBITDA
(In thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Net income attributable to common stockholders	$152,049	$139,044	$302,898	$251,166
Real estate depreciation	—	—	—	—
FFO	152,049	139,044	302,898	251,166
Direct financing and sales-type lease adjustments attributable to common stockholders	(2,210)	(12,863)	(4,656)	(25,776)
Transaction and acquisition expenses	2,867	—	3,756	—
Loss on extinguishment of debt	—	—	—	23,040
Non-cash stock-based compensation	1,366	468	2,417	859
Amortization of debt issuance costs and original issue discount	1,899	1,489	3,364	2,982
Other depreciation	1,016	919	1,943	1,825
Capital expenditures	(212)	(211)	(1,403)	(557)
AFFO	156,775	128,846	308,319	253,539
Interest expense, net	48,916	46,152	95,870	95,855
Income tax expense	553	448	1,074	832
Adjusted EBITDA	$206,244	$175,446	$405,263	$350,226

Net income per common share
Basic and diluted	$0.37	$0.38	$0.74	$0.70
FFO per common share
Basic and diluted	$0.37	$0.38	$0.74	$0.70
AFFO per common share
Basic and diluted	$0.38	$0.35	$0.75	$0.71
Weighted average number of common shares outstanding
Basic	412,309,577	369,932,843	409,040,025	356,454,441
Diluted	412,821,400	369,991,738	409,473,202	356,491,047

Investor Contacts:
Investors@viciproperties.com
(646) 949-4631

Or

David Kieske
EVP, Chief Financial Officer
DKieske@viciproperties.com

Danny Valoy
Vice President, Finance
DValoy@viciproperties.com